UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 9, 2010 (August 9, 2010)
Arch Coal, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-13105	43-0921172
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
CityPlace One
One CityPlace Drive, Suite 300
St. Louis, Missouri 63141
(Address, including zip code, of principal executive offices)
Registrant’s telephone number, including area code: (314) 994-2700
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     Arch Coal, Inc. (the “Company”), and U.S. Bank National Association, as trustee (the “Trustee”), entered into an Indenture (the “Indenture”), and the Company, the subsidiary guarantors named therein (the “Guarantors”) and the Trustee entered into a First Supplemental Indenture (the “First Supplemental Indenture”), each dated August 9, 2010, in connection with the issuance by the Company of $500.0 million aggregate principal amount of 7 1/4% Senior Notes due 2020 (the “Senior Notes”). The Senior Notes will mature on October 1, 2020, and interest is payable on the Senior Notes on April 1 and October 1 of each year, commencing April 1, 2011.
     At any time on or after October 1, 2015, the Company may redeem some or all of the Senior Notes. During the 12-month period commencing on October 1, 2015, the Company may redeem some or all of the Senior Notes at a redemption price equal to 103.625% of the principal amount. During the 12-month period commencing on October 1, 2016, the Company may redeem some or all of the Senior Notes at a redemption price equal to 102.417% of the principal amount. During the 12-month period commencing on October 1, 2017, the Company may redeem some or all of the Senior Notes at a redemption price equal to 101.208% of the principal amount. On and after October 1, 2018, the Company may redeem some or all of the Senior Notes at a redemption price equal to 100% of the principal amount. In addition, at any time and from time to time, prior to October 1, 2013, on one or more occasions, the Company may redeem an aggregate principal amount of Senior Notes not to exceed 35% of the original aggregate principal amount of the Senior Notes outstanding with the proceeds of one or more public equity offerings, at a redemption price equal to 107.250%. Upon a change of control involving the Company, holders of Senior Notes have the right, as a holder of Senior Notes, to require the Company to repurchase all of their Senior Notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.
     The Indenture, as supplemented by the First Supplemental Indenture, limits the ability of the Company and its subsidiaries to (i) incur more debt; (ii) pay dividends and make distributions or repurchase stock; (iii) make investments; (iv) create liens; (v) issue and sell capital stock of subsidiaries; (vi) sell assets; (vii) enter into restrictions affecting the ability of restricted subsidiaries to make distributions, loans or advances to the Company; (viii) engage in transactions with affiliates; (ix) enter into sale and leasebacks; and (x) merge or consolidate or transfer and sell assets.
     The Indenture, as supplemented by the First Supplemental Indenture, provides that events of default include: (i) failure to make the payment of any interest on the senior Notes when the same becomes due and payable, with such failure continuing for a period of 30 days; (ii) failure to make the payment of any principal of, or premium, if any, on, any of the Senior Notes when the same becomes due and payable; (iii) failure to comply with covenants or agreements in the senior Notes, the Indenture or related documents; (iv) a default by the Company or its restricted subsidiaries under their other debt obligations that results in acceleration of the maturity of that debt, or failure to pay any such debt at maturity, in an aggregate amount greater than $75.0 million; (v) any judgment or judgments for the payment of money in an aggregate amount in excess of $75.0 million that is rendered against Company or any of its restricted subsidiaries and that is not waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement is not in effect; (vi) certain events involving bankruptcy, insolvency or reorganization of Company or any Guarantor; and (vii) any guarantee of the Senior Notes is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any guarantor of the Senior Notes, or any person acting on behalf of any guarantor of the Senior Notes, denies or disaffirms its obligations under its guarantee.
     The Indenture and the First Supplemental Indenture are filed as Exhibits 4.1 and 4.2, respectively, to this Form 8-K and the description of the material terms of the Indenture and First Supplemental Indenture is qualified in its entirety by reference to such exhibits, which are incorporated herein by reference.
     The opinion of the Company’s counsel as to the validity of the Senior Notes is filed as Exhibit 5.1 to this Form 8-K.
Item 2.03 Creation of a Direct Financial Obligation of a Registrant.
     The information included in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits
     The following exhibits are attached hereto and filed herewith.

Exhibit
No.	Description

4.1	Indenture, dated August 9, 2010, by and among Arch Coal, Inc. and U.S. Bank National Association, as trustee.

4.2	First Supplemental Indenture, dated August 9, 2010, by and among Arch Coal, Inc., the subsidiary guarantors named therein and U.S. Bank National Association, as trustee.

4.3	Form of 7 1/4% Senior Notes due 2020 (included in Exhibit 4.2).

5.1	Opinion of K&L Gates LLP with respect to the validity of the 7 1/4% Senior Notes due 2020.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 9, 2010	Arch Coal, Inc.
	By:	/s/ Robert G. Jones
Robert G. Jones
Senior Vice President—Law, General Counsel and Secretary

Exhibit Index

Exhibit
No.	Description

4.1	Indenture, dated August 9, 2010, by and among Arch Coal, Inc. and U.S. Bank National Association, as trustee.

4.2	First Supplemental Indenture, dated August 9, 2010, by and among Arch Coal, Inc., the subsidiary guarantors named therein and U.S. Bank National Association, as trustee.

4.3	Form of 7 1/4% Senior Notes due 2020 (included in Exhibit 4.2).

5.1	Opinion of K&L Gates LLP with respect to the validity of the 7 1/4% Senior Notes due 2020.